EXHIBIT 21.1

SUBSIDIARIES OF PCD INC.

PCD USVI, Inc., a United States Virgin Islands corporation
WELLS-CTI, Inc., an Indiana corporation
SUBSIDIARIES OF WELLS-CTI, INC.
     Wells-CTI Kabushiki Kaisha, a Japanese corporation
     Wells International Corporation, Inc., an Indiana corporation